POWER OF ATTORNEY

The undersigned, as a Section 16 reporting person of VIVUS, Inc. (the"Company"), hereby constitutes and appoints John Slebir, Timothy Morris, Kate Higgins and Linda DerBoghosian, and each of them, the undersigned's true and lawful attorney-in-fact to:

1.complete and execute Forms 3, 4 and 5 and other forms and all amendments thereto as such attorney-in-fact shall in his or her discretiondetermine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934 (as amended) and the rules and regulationspromulgated thereunder, or any successor laws and regulations, as aconsequence of the undersigned's ownership, acquisition or disposition ofsecurities of the Company; and

2.do all acts necessary in order to file such forms with the Securities and Exchange Commission, any securities exchange or nationalassociation, the Company and such other person or agency as the attorney-in-fact shall deem appropriate.

The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934 (as amended).

This Power of Attorney shall remain in full force and effect until theundersigned is no longer required to file Forms 3, 4, and 5 with respect tothe undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the Company and the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of April, 2005.


Signature:  /s/ Mario Rosati

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